October 7, 2008

Investors May Contact:
Kevin Stitt, Bank of America, 1.704.386.5667
Lee McEntire, Bank of America, 1.704.388.6780

Reporters May Contact:
Scott Silvestri, Bank of America, 1.980.388.9921
scott.silvestri@bankofamerica.com

Bank of America Announces Pricing of Common Stock

CHARLOTTE - Bank of America Corporation today announced the pricing of its offering of $10 billion, or 455 million shares, of common stock. The transaction includes an option to the underwriters to purchase up to 68.25 million additional shares of common stock. Bank of America expects to deliver the shares of common stock on October 10, 2008.

The offering, priced at $22 per share, is expected to generate net proceeds of approximately $ 9.76 billion, after deducting underwriting expenses (or approximately $11.22 billion if the underwriters exercise their option to purchase additional shares of common stock in full). Bank of America expects to use the proceeds from the sale for general corporate purposes. The transaction is being conducted as a public offering registered under the Securities Act of 1933.

Banc of America Securities LLC and Merrill Lynch & Co. are serving as joint bookrunners. The offering is being made under Bank of America's existing shelf registration statement filed with the Securities and Exchange Commission (Reg. No. 333-133852).

A copy of the prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment) by e-mail to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001 or from Merrill Lynch & Co., Attn: Prospectus Department, 4 World Financial Center, New York, NY 10080 (212-449-1000).

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Bank of America

Bank of America is one of the world's largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 59 million consumer and small business relationships with more than 6,100 retail banking offices, more than 18,000 ATMs and award-winning online banking with more than 25 million active users. Bank of America offers industry leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries and has relationships with 99 percent of the U.S. Fortune 500 companies and 83 percent of the Fortune Global 500. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

Warning regarding forward looking statements
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws. These forward looking statements are based upon Bank of America's present expectations, but these statements and the implications of these statements are not guaranteed. Investors should not place undue reliance upon forward looking statements.

www.bankofamerica.com

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